Exhibit 4.2

QORVO, INC.,

EACH OF THE SUBSIDIARY GUARANTORS NAMED

ON THE SIGNATURE PAGES HERETO

and

COMPUTERSHARE TRUST COMPANY, N.A.,

as Trustee

SUPPLEMENTAL INDENTURE

Dated as of June 11, 2026

3.375% Senior Notes due 2031

TABLE OF CONTENTS

Page

Article I

DEFINITIONS

Section 1.1	Supplemental Indenture	2
Section 1.2	Definitions	2

Article II

AMENDMENTS

Section 2.1	Certain Amendments to the Base Indenture	2

Article III

MISCELLANEOUS

Section 3.1	Reference to and Effect on Base Indenture	3
Section 3.2	Relation to and Effect on Base Indenture	3
Section 3.3	Governing Law	3
Section 3.4	Concerning the Trustee	3
Section 3.5	Successors	3
Section 3.6	Severability	4
Section 3.7	Counterpart Originals	4
Section 3.8	Headings	4

i

This SUPPLEMENTAL INDENTURE, dated as of June 11, 2026 (this “Supplemental Indenture”), is among Qorvo, Inc., a Delaware limited liability company (the “Company”), the Subsidiary Guarantors listed on Schedule A hereto (the “Subsidiary Guarantors”) and Computershare Trust Company, N.A., as trustee (the “Trustee”) under the Indenture referred to below;

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee have executed and delivered an Indenture, dated as of September 29, 2020 (the “Base Indenture” and, together with this Supplemental Indenture, and as otherwise amended, modified or supplemented from time to time in accordance therewith, the “Indenture”) pursuant to which the Company issued 3.375% Senior Notes due 2031 (the “Notes”);

WHEREAS, Section 9.02 of the Base Indenture provides that the Base Indenture may be amended with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or a tender offer or exchange offer for, the Notes) (the “Requisite Holders”);

WHEREAS, Skyworks Solutions, Inc., a Delaware corporation (“Skyworks”), has offered to exchange (the “Exchange Offer”) up to $700,000,000 aggregate principal amount of new 3.375% Senior Notes due 2031 issued by Skyworks for any and all outstanding Notes upon the terms and subject to the conditions set forth in the prospectus/offers to exchange included in the Registration Statement on Form S-4, dated May 29, 2026 (as it may be amended from time to time, the “Prospectus”);

WHEREAS, in connection with the Exchange Offer, Skyworks has also solicited consents (the “Consent Solicitation”) from the Holders of the Notes to certain proposed amendments (the “Proposed Amendments”) to the Base Indenture, requiring the consent of the Requisite Holders, as described in, and upon the terms and subject to the conditions set forth in, the Prospectus, with the operation of such Proposed Amendments being subject to the satisfaction or, where permitted, waiver by Skyworks of the conditions to the Exchange Offer;

WHEREAS, Skyworks has received and caused to be delivered to the Trustee evidence of the receipt of consents from the Requisite Holders to effect the Proposed Amendments; and

WHEREAS, the Company is undertaking to execute and deliver this Supplemental Indenture to effect the Proposed Amendments in the Base Indenture with respect to the Notes in connection with the Consent Solicitation and the related Exchange Offer and in connection therewith, each of the Company and the Subsidiary Guarantors have duly authorized the execution and delivery of this Supplemental Indenture.

NOW, THEREFORE, each party hereto agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes.

Article I

DEFINITIONS

Section 1.1     Supplemental Indenture. This Supplemental Indenture is supplemental to, and is entered into in accordance with Section 9.02 of, the Base Indenture, and except as expressly modified, amended and supplemented by this Supplemental Indenture, all the terms, conditions and provisions of the Base Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

Section 1.2     Definitions. Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Base Indenture.

Article II

AMENDMENTS

Section 2.1     Certain Amendments to the Base Indenture. The Base Indenture is hereby amended as follows:

(a)       Section 4.03 (“SEC Reports”); Section 4.04 (“Compliance Certificate”); Section 4.05 (“Taxes”); Section 4.12 (“Limitation on Liens”); Section 4.14 (“Change of Control Triggering Event”); Section 4.15 (“Corporate Existence”); Section 4.18 (“Future Subsidiary Guarantors”); Section 4.21 (“Limitation on Sale and Leaseback Transactions”); Sections 5.01(a)(2) and 5.01(b) (“Merger and Consolidation”); and Sections 6.01(a)(3), 6.01(a)(4), 6.01(a)(5), 6.01(a)(6), 6.01(a)(7) and 6.01(a)(8) (“Events of Default”) are hereby deleted in their respective entireties;

(b)       the Company and the Subsidiary Guarantors shall be released from their respective obligations under each of the provisions set forth in clause (a) above and the failure to comply with the terms of any of the provisions set forth in clause (a) above shall no longer constitute a Default or an Event of Default under or a breach of the Base Indenture and shall no longer have any other consequence under the Base Indenture;

(c)       all definitions set forth in Section 1.01 of the Base Indenture that relate to defined terms used solely in sections that have been deleted in their respective entireties pursuant to clause (a) above are also hereby deleted in their respective entireties;

(d)       all references to Sections of the Base Indenture amended or supplemented by this Supplemental Indenture shall be to such Sections as amended or supplemented by this Supplemental Indenture; and

(e)       all references to Sections or defined terms deleted by this Supplemental Indenture shall be removed from the Global Notes (including, for the avoidance of doubt, Section 8 thereof).

This Supplemental Indenture shall become effective upon the execution and delivery hereby by the Company, the Subsidiary Guarantors and the Trustee; provided however, that the amendments provided for in Section 2.1 hereof shall not become operative until the completion and settlement of the Consent Solicitation (the “Settlement Date”) (other than the amendment deleting Section 4.14 of the Base Indenture, which shall become operative immediately prior to the closing of the Mergers (as defined in the Prospectus)), which is expected to occur no earlier than the second business day after the closing of the Mergers.

Effective as of the date hereof and operative on the Settlement Date, none of the Company, the Subsidiary Guarantors, the Trustee or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such deleted Sections or clauses and such deleted Sections or clauses shall not be considered in determining whether a Default or Event of Default has occurred or whether the Company or any of the Subsidiary Guarantors has observed, performed or complied with the provisions of the Indenture.

Article III

MISCELLANEOUS

Section 3.1     Reference to and Effect on Base Indenture. Upon the date hereof, each reference in the Base Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Base Indenture as supplemented by this Supplemental Indenture, unless the context requires otherwise.

Section 3.2     Relation to and Effect on Base Indenture. This Supplemental Indenture amends or supplements the Indenture and shall be a part of and subject to all the terms thereof. Except as supplemented hereby, all of the terms, provisions and conditions of the Indenture and the Notes issued thereunder shall continue in full force and effect. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Supplemental Indenture, then the terms and conditions of this Supplemental Indenture shall prevail.

Section 3.3     Governing Law. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE RELATING TO OR ARISING OUT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

Section 3.4     Concerning the Trustee. The Trustee accepts the modifications of the trust effected by this Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals herein contained which shall be taken as statements of the Company and the Subsidiary Guarantors, and the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity or execution or sufficiency of this Supplemental Indenture, and the Trustee makes no representation with respect thereto.

Section 3.5     Successors. All agreements of the Company in this Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in this

Supplemental Indenture shall bind its successors. All agreements of each Subsidiary Guarantor in this Supplemental Indenture shall bind such Subsidiary Guarantor’s successors.

Section 3.6     Severability. In case any one or more of the provisions in this Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 3.7     Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. This Supplemental Indenture shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code/UCC (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature.  Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature.  Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof.  This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument.  For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

Section 3.8     Headings. The Headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

QORVO, INC.

By:	/s/ Grant Allen Brown
	Name:	Grant Allen Brown
	Title:	Senior Vice President and Chief Financial Officer

Amalfi Semiconductor, Inc.
as a Subsidiary Guarantor

By:	/s/ Grant Allen Brown
	Name:	Grant Allen Brown
	Title:	Director and President

Qorvo Oregon Inc.
as a Subsidiary Guarantor

By:	/s/ Grant Allen Brown
	Name:	Grant Allen Brown
	Title:	Director and Chief Financial Officer

Qorvo US, Inc.
as a Subsidiary Guarantor

By:	/s/ Grant Allen Brown
	Name:	Grant Allen Brown
	Title:	Director and Vice President

[Signature page to Supplemental Indenture]

Qorvo Texas, LLC
as a Subsidiary Guarantor

By:	Qorvo US, Inc.,
its member

By:	/s/ Grant Allen Brown
	Name:	Grant Allen Brown
	Title:	Director and Vice President

RFMD, LLC
as a Subsidiary Guarantor

By:	/s/ Grant Allen Brown
	Name:	Grant Allen Brown
	Title:	Director, Vice President, Treasurer & Secretary

COMPUTERSHARE TRUST COMPANY, N.A.
as Trustee

By:	/s/ Chriss Reichow
	Name:	Chriss Reichow
	Title:	Vice President

[Signature page to Supplemental Indenture]

SCHEDULE A

No.	Subsidiary Guarantor	Jurisdiction
1.	Amalfi Semiconductor, Inc.	Delaware
2.	Qorvo Oregon, Inc.	Oregon
3.	Qorvo US, Inc.	Delaware
4.	Qorvo Texas, LLC	Texas
5.	RFMD, LLC	North Carolina